Exhibit 99.1

Press Release	For Further Information: R. Troy Dewar, CFA Director, Investor Relations (203) 740-5610 tdewar@photronics.com

Photronics Announces Investment Agreement to Expand IC
Manufacturing into China

BROOKFIELD, CT—(Marketwired  – August 18, 2016) —

•	State-of-the-art manufacturing facility for high-end and mainstream IC production

•	Located in established technology park close to large customer and existing supply chain infrastructure

•	Enables better customer service for growing China IC market

•	Expands market and technology leadership

Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today announced plans to invest in China.

Photronics Singapore Pte.,Ltd., a wholly owned subsidiary of Photronics, Inc., has signed an investment agreement with The Administrative Committee of Xiamen Torch Hi-Tech Industrial Development Zone (Xiamen Torch), a national-level hi-tech zone in China, to establish a manufacturing facility in Xiamen, China. Under the terms of the agreement, Photronics, through its subsidiary, will build and operate a facility to engage in research and development, manufacture and sale of IC photomasks. In return, Xiamen Torch will provide certain investment incentives and support.

"Today’s announcement marks a significant step for Photronics as we embark on the next phase of our strategic growth plan by expanding our manufacturing presence into China,” said Peter Kirlin, chief executive officer. “China is an important region for manufacturing of advanced electronics components and I’m pleased to announce our intention to build a state-of-the-art manufacturing facility in China. Accommodative government policy, investments by multi-national firms, and development of domestic suppliers have established China as the fastest growing semiconductor market. Our facility will focus on high-end logic products, but will be able to serve the wide range of nodes and technologies produced in China. We believe that this investment, given our standing as the market and technology leader among merchant mask producers, should allow us to further extend our market position into China."

Investment Details

Over the next five years, Photronics plans to invest $160 million under the agreement, in exchange for certain considerations and subsidies from Xiamen Torch. Construction is planned to begin in 2017 and production should start in late 2018. Photronics has obtained support from an existing, large IC customer and is working to obtain more. Financing for the project will be a mix of transferred capital and cash, with the option of local financing.

Third Quarter Earnings Results

In a separate press release issued today, Photronics reported financial results for fiscal 2016 third quarter ended July 31, 2016.

Conference Call

A conference call with investors and the media is scheduled for 8:30 a.m. Eastern time on Thursday, August 18, 2016. The call can be accessed by logging onto Photronics' web site at www.photronics.com.  The live dial-in number is (877) 377-7095 or (408) 774-4601 outside of the United States and Canada. The call will be archived on Photronics’ web site for instant replay access.

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About Photronics

Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors as well as decisions we may make in the future regarding our business, capital structure and other matters. These forward-looking statements generally can be identified by phrases such as “believes”, “expects”, “anticipates”, “plans”, “projects”, and similar expressions.  Accordingly, there is no assurance that the Company’s expectations will be realized. For a fuller discussion of the factors that may affect the Company's operations, see "Forward Looking Statements" in the Company's Quarterly and Annual Reports to the Securities and Exchange Commission on Forms 10-Q and 10-K. The Company assumes no obligation to provide revisions to any forward-looking statements.